PROSPECTUS SUPPLEMENT NO. 8                    Filed Pursuant to Rule 424(b)(7)
(TO PROSPECTUS DATED JUNE 5, 2006)               Registration No. 333-134728

                                  $250,000,000
                             CONEXANT SYSTEMS, INC.

                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2026
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                  This prospectus supplement no. 8 supplements and amends the prospectus dated June 5, 2006, as previously supplemented and amended by prospectus supplements nos. 1, 2, 3, 4, 5, 6 and 7 (as so supplemented and amended, the "prospectus"), relating to the resale from time to time by certain selling securityholders of our 4% convertible subordinated notes due 2026 and shares of our common stock issuable upon conversion of the notes.

                  This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                  The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholders, supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the prospectus. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $250,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The number of shares of common stock offered hereby is based on the initial conversion rate of 203.2520 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.

------------------------------------------------      --------------------    --------------   -------------      ---------------
                                                         Principal Amount                          Common
                                                             of Notes                            Stock Owned
                                                        Beneficially Owned                        Prior to
                                                            and Offered        Percentage of         the           Common Stock
                                                             Hereby(1)            Notes           Offering            Offered
                Selling Securityholder                                         Outstanding                            Hereby
------------------------------------------------      --------------------    --------------   -------------      ---------------
Lehman Brothers, Inc. (2)                                  $30,000,000            12.0%          6,097,560          6,097,560

(1) We believe that any excess of the total amount of registered sales by selling securityholders is the result of (i) sales by selling securityholders who previously registered their securities in unregistered exempt transactions and the subsequent registration by the purchasers thereof, or (ii) registration by selling securityholders who had acquired their securities in a previously registered transaction.

(2) This selling securityholder is a registered broker-dealer and, therefore, may be deemed an underwriter by the SEC.

Lehman Brothers Inc. was the initial purchaser of the notes. In addition, Lehman Brothers Inc. and its affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for us for which they have received and will be entitled to receive separate fees.

                  Investing in the notes and the underlying shares of common stock involves significant risks. See "Risk Factors" beginning on page 5 of the prospectus.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is February 7, 2007.